EXHIBIT 99.1

DAKOTA PLAINS ANNOUNCES OPERATIONAL AND CORPORATE UPDATES

Company to Release Subcontractors and Bring Crude Oil and Sand Transloading Operations In-House

Pioneer Terminal Expansion Ahead of Schedule

CEO Takes Steps to Enhance Corporate Governance

WAYZATA, Minnesota – March 2, 2015 -- Dakota Plains Holdings, Inc. (“Dakota Plains” or “the Company”) (NYSE MKT: DAKP) today announced operational and corporate developments to further grow stockholder value. Highlights are as follows:

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Dakota Plains will bring its crude oil and sand transloading operations in-house effective June 1, 2015, and August 1, 2015, respectively. This action will create further operational efficiencies and build capability at the Pioneer Terminal storage and transloading facility, located in Mountrail County, North Dakota.

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Construction of a third 90,000 barrel crude oil storage tank is ahead of schedule and remains on budget; the project is fully funded. The storage tank is expected to be operational by summer 2015 and will increase the storage capacity at the Pioneer Terminal from 180,000 barrels to 270,000 barrels. This expanded crude oil storage will enable increasing the sustainable throughput capacity of the Pioneer Terminal from 50,000 barrels per day to 80,000 barrels per day.

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Craig McKenzie, Chief Executive Officer, stepped down as Chairman of the Board and proposed that the Board elect an independent, non-executive Chairman. As a result, the Board elected Adam Kroloff as its non-executive Chairman of the Board. Mr. McKenzie continues as executive director.

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The Board has reduced its size to five directors, effective May 1, 2015, comprised of four non-executive directors and the Chief Executive Officer. To enable this reconfiguring of the Board, Gabe Claypool will step down from the Board on May 1, 2015; Mr. Claypool continues as President and Chief Operating Officer of the Company. As previously announced, Paul Cownie and Terry Rust will also step down from the Board on the same date.

Adam Kroloff, Chairman of the Board, said, “Craig has led the Company through a series of important changes during his tenure at Dakota Plains. He transformed Dakota Plains into a sustainable operating company through, among other things, the expansions of the Pioneer Terminal and dissolution of the legacy joint ventures, repayment and refinancing of its credit facilities to strengthen the balance sheet, and the introduction of best practices in corporate governance to protect stockholder interests. These accomplishments place the Board in an excellent position to consider all strategic alternatives, an ongoing process under the direction of a Strategy Committee comprised of independent directors. In concert, management will focus on further value-enhancing measures, including securing new throughput contracts and additional efficiency measures to build upon this solid platform for growth.”

Craig McKenzie, Chief Executive Officer, said, “Transitioning the crude oil and sand transloading operations from outsourced contractors to Dakota Plains employees is a milestone achievement for Gabe and his team in their efforts to make the Pioneer Terminal the most reliable and cost-efficient for moving Bakken and Three Forks oil by rail. Winter weather conditions are favorable to an expedited construction of Tank #3, the completion of which will underpin our forecast of 60,000 barrels per day for the second half of 2015. Our EBITDA guidance of $23.4 million for 2015 remains unchanged.”

To support the Strategy Committee and as previously announced, the Board has engaged SunTrust Robinson Humphrey, Inc. to identify, examine, and consider the range of strategic alternatives available to the Company, with a view to maximizing stockholder value. No decision has been made to enter into any transaction at this time, and there can be no assurance that a transaction will take place.

ABOUT DAKOTA PLAINS HOLDINGS, INC.

Dakota Plains Holdings, Inc. is an integrated midstream energy company operating the Pioneer Terminal transloading facility. The Pioneer Terminal is centrally located in Mountrail County, North Dakota, for Bakken and Three Forks related Energy & Production activity. For more information please visit the corporate website at: www.dakotaplains.com.

FORWARD-LOOKING STATEMENTS

Statements made by representatives of Dakota Plains in this press release that are not historical facts are forward-looking statements. These statements are based on certain assumptions and expectations made by the Company which reflect management’s experience, estimates and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or anticipated in the forward-looking statements. These include risks relating to global economics or politics, our ability to obtain additional capital needed to implement our business plan, minimal operating history, loss of key personnel, lack of business diversification, reliance on strategic, third-party relationships, financial performance and results, prices and demand for oil, our ability to make acquisitions on economically acceptable terms, and other factors described from time to time in the Company’s periodic reports filed with the SEC that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Dakota Plains undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information or future events.

CONTACTS

Company Contact
Tim Brady, CFO
tbrady@dakotaplains.com
Phone: 952.473.9950
www.dakotaplains.com

Investor and Media Contact
Dan Gagnier/Jared Levy/Emily Deissler, Sard Verbinnen
Phone: 212.687.8080
www.sardverb.com

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